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EXHIBIT 10.11

                      PLAN AND AGREEMENT OF REORGANIZATION
                          UNDER I.R.C. SS.368(a)(1)(D)

                           GLOBAL RESOURCE CORPORATION

                                       AND

                          MOBILESTREAM OIL CORPORATION

         THIS PLAN AND AGREEMENT OF REORGANIZATION, dated this 28th day of November, 2006, made by and between:

         GLOBAL RESOURCE CORPORATION,, a Nevada corporation having its principal business office located at Bloomfield Business Park, 408 Bloomfield Drive, Unit 3, West Berlin, New Jersey 08091 (hereinafter referred to as "Buyer");

                                       AND

         MOBILESTREAM OIL CORPORATION (hereinafter referred to as "Seller"), a Delaware corporation having its principal business office located at Bloomfield Business Park, 408 Bloomfield Drive, Units 1 & 2, West Berlin, New Jersey 08091 (hereinafter "Seller"): WITNESSETH THAT:

         WHEREAS, Seller desires to transfer to Buyer at the Closing (as hereinafter defined), and Buyer desires to acquire from Seller at the Closing, substantially all of Seller's assets, as more fully described herein, upon and subject to the terms and conditions contained in this Agreement; and

         WHEREAS, it is intended by the parties that the transaction qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and that for accounting purposes it is intended that the transaction be treated as a "purchase";

NOW, THEREFORE, intending to be legally bound, and in consideration of the foregoing recitals and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:


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                                    ARTICLE I
                                   DEFINITIONS

         Definitions. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement the following capitalized terms shall have the meanings indicated:

         "Act of Bankruptcy" when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment of all or substantially all of its assets for the benefit of his or its creditors; (b) such Person shall have filed a voluntary petition in bankruptcy; (c) such Person shall have been adjudicated bankrupt or insolvent; (d) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, liquidation, dissolution or similar relief, (e) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person of all or substantially all of the properties of such Person; or (f) sixty (60) days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement liquidation, dissolution or similar relief without such action having been dismissed.

         "Affiliate" when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question.

         "Applicable Law(s)" shall mean any applicable federal, state, local or foreign law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction.


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         "Assets" shall mean (i) all right, title and interest of Seller in and to the assets, real property, personal property, equipment, intellectual property, software and other property of Seller set forth on Exhibit 1 attached hereto, (ii) all transferable net operating losses, capitalized expenses and research and development costs of Seller which may benefit the Buyer, and (iii) cash and/or cash equivalents in an amount equal to all cash on hand/on deposit, less only an amount not to exceed $10,000 to be used to pay liabilities unpaid as of Closing and not being assumed by the Buyer.

         "Material Adverse Effect" shall mean any material adverse change or any development involving a prospective material adverse change in or affecting the general affairs, business, prospects, management, financial position, stockholders' equity or results of operations of a Person, taken as a whole.

         "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other legal entity.

         "Tax Returns" shall mean all federal, state, local and foreign tax returns and reports, including by way of illustration and not of limitation, income tax returns, payroll tax returns, unemployment tax returns, sales and use tax returns, wage tax returns, withholding tax returns and franchise tax returns.

                                   ARTICLE II
        SALE AND TRANSFER OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITES

         2.1 Transfer of Assets. Except as otherwise herein expressly set forth, Seller hereby agrees that at the Closing provided for in Section 4.1 hereof (the "Closing"), Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title and interest in and to the Assets. Seller represents that the Assets, as set forth on Exhibit 1, are substantially all of the assets of Seller.

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         2.2 Excluded Assets. Seller and Buyer understand and agree that the sale, assignment, transfer, conveyance and delivery specified in Section 2.1 hereof shall not include any assets, rights or property of Seller other than those expressly included in the definition of Assets. Seller represents that any assets not set forth on Exhibit 1 are immaterial and DI MINIMUS and that Buyer is acquiring substantially all of the assets of Seller.

         2.3 Assumed Obligations. Buyer agrees that at the Closing, Buyer shall assume only those specific contracts, agreements, leases, covenants, obligations and liabilities on the list attached hereto as Exhibit 2 (collectively, the "Assumed Liabilities"). As of the Closing Date, Seller, as soon as reasonably practicable thereafter, will terminate any and all of Seller's other (non-assumed) contracts, leases, licenses and agreements and Seller, shall remain liable for any and all of its liabilities or encumbrances not specifically assumed by Buyer pursuant to this Section 2.3, including but not limited to:

         (a) liens and encumbrances to which the Assets are subject, or would have been subject to, immediately prior to Closing;

         (b) any liability or obligation relating to taxes of Seller, including any interest or penalties related thereto;

         (c) any warranty or performance liability claims relating to the assets which arose prior to the Closing; and

         (d) any liability or obligation of the Seller, absolute or contingent, known or unknown not expressly agreed to be assumed pursuant to this Agreement.

                                   ARTICLE III
                                  CONSIDERATION

         3.1 Assumption of Certain Liabilities and Issuance of Security Units. In full and complete payment for the Assets, Buyer agrees to (i) assume the Assumed Liabilities pursuant to Section 2.3 hereof, (ii) issue to the Seller, for ultimate distribution to the holders of the Seller's Common Stock, Eleven Million, One Hundred Forty-five Thousand, One Hundred Twenty-five (11,145,225)

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shares of the Buyer's Common Stock (iii) issue to the Seller, for ultimate distribution to the holders of the Seller's 2006 Series of Convertible Preferred Stock, Seventy Million, Four Hundred Seventy-two Thousand, Three Hundred Seventy-six (70,472,376) and (iv) issue to the Seller approximately Twenty-Seven Million, Two Hundred Five Thousand, Eight Hundred Sixty-seven Common Stock Purchase Warrants to be distributed at the rate of one Warrant for each three shares of Common or Preferred Stock, to be called the Mobilestream Warrants, which Warrants shall have an initial exercise price, subject to reduction by the Buyer's Board of Directors from time to time and at any time, of Four Dollars and Seventy-Five Cents ($4.75), which Warrants shall not be exercisable until and unless there is an effective Registration Statement under the Securities Act of 1933 for the underlying shares of Common Stock and which Warrants shall have a term ending on December 31, 2007. The Buyer's Common Stock, 2006 Series of Convertible Preferred Stock, and Common Stock Purchase Warrants shall be issued in the name of and paid to Seller.

         3.2 INVESTMENT REPRESENTATIONS. Seller acknowledges, agrees and represents that:

         (a) It has been advised that none of the shares of Buyer's Common Stock, none of the shares of Buyer's 2006 Series of Convertible Preferred Stock, and none of the Buyer's Common Stock Purchase Warrants being acquired by it hereunder have been registered under the Securities Act of 1933 (the "1933 Act").

         (b) All of the securities of Buyer being acquired hereunder are being, and will be, acquired and held for investment, not for resale or distribution to the public and not for the purpose of effecting or causing to be effected a public offering of such securities and, further, that none of such securities will be sold, transferred, assigned or disposed of except to a liquidating trust for the benefit of Seller's shareholders, in accordance with the 1933 Act and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

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         (c) It has been advised and is aware of the fact, that by reason of the foregoing investment representations and restrictions upon transfer: (i) the shares of the Buyer's Common Stock, the shares of the Buyer's 2006 Series of Convertible Preferred Stock, and the Buyer's Common Stock Purchase Warrants must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available; (ii) if Rule 144 of the Rules and Regulations promulgated by the SEC is applicable to any future routine sales of any such securities, such sales can be made only in limited amounts in accordance with the terms and conditions of that Rule; (iii) in the case of securities to which that Rule is not applicable, compliance with some applicable disclosure exemption, if any be available, will be required; (iv) all of the certificates for the shares of Buyer's Common Stock and its Common Stock
Purchase Warrants will bear a legend restricting transfer thereof; and (v) the Transfer Agent of Buyer's Common Stock will be given "stop-transfer" instructions so as to prevent any illegal transfer of such shares or warrants.

         (d) It has relied only and exclusively upon its own investigation into Buyer and its financial condition for purposes of deciding to enter into and close this Agreement and to accept shares of Buyer's Common Stock and 2006 Series of Convertible Preferred Stock and Common Stock Purchase Warrants in exchange for its Assets. It has not relied upon any oral or written representation made by Buyer or any of its officers or directors or representatives of Buyer and that no representation, or statements shall survive the Closing with the sole exception of the representations and warranties contained in this Agreement.

         (e) It has received the audited financial statements of the Buyer for the periods ended March 31, 2005 and March 31, 2006, as well as the Buyer's 10-KSB for the fiscal year ended March 31, 2006 and the Buyer's 10-QSB for the fiscal quarter ended September 30, 2006, and Buyer's 8-K for September 22, 2006, and has had full opportunity to review and inspect all books and records of Buyer.


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         3.3 Liquidation of Seller; Liquidating Trust. Seller acknowledges awareness that (i) following the transfer of the Assets it is required by the Code to dissolve and in connection therewith to distribute the Buyer's securities to its shareholders, (ii) the securities being issued have not been registered with the Securities and Exchange Commission and cannot be distributed without either an effective registration statement or an eligible exemption from such registration, and (iii) it must use a liquidating trust to hold the Buyer's securities for the benefit of its shareholders, pending the ability to make a legal distribution thereof. Seller agrees to establish such a liquidating trust for the benefit of its shareholders and to transfer the Common Stock and Common Stock Purchase Warrants to such trust pending compliance by Buyer with Securities and Exchange Commission requirements for their distribution.

         3.4 Piggy-back Registration Rights. If, during a period of twelve (12) months following Closing, Buyer shall file a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission, it shall give at least thirty (30) days prior notice of such filing to the trustees of the liquidating trust. If the trustees so elect, and give written notice to Buyer within five (5) business days after notice from Buyer, Buyer shall include such shares of its C ommon Stock, its 2006 Series of Convertible Preferred Stock, its Common Stock Purchase Warrants, and the Common Stock underlying the Warrants in the registration statement as the trustees shall elect.

         3.5 Demand Registration Rights. Unless the shares have been registered pursuant to Section 3.4 during the initial twelve month period, at any time thereafter, the trustees of the liquidating trust may serve written demand on Buyer that the shares held by the trust and the shares issuable upon exercise of the warrants held by the trust be registered. Buyer shall, upon receipt of such a demand, in good faith, and with all deliberate speed, effect the filing of a registration statement for such shares and shall prosecute such registration statement to effectiveness.


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                                   ARTICLE IV
                        CLOSING AND CONDITIONS OF CLOSING

         4.1 Closing. The Closing shall occur upon the later of (i) the close of business on December 31, 2006 or (ii) as soon thereafter as practicable following the satisfaction or waiver of all of the Conditions to Closing set forth in Section 4.2 of this Agreement (the "Closing Date").

         4.2 Conditions to Closing. The obligations of Seller to sell the Assets and Buyer to purchase the Assets are subject to the satisfaction of the following conditions precedent at or prior to the Closing (unless waived in writing by the Parties prior to Closing or by the act of Closing):

         (a) Documents. Buyer shall have received each of the following items:

         (i) This Agreement, duly executed by Seller;

         (ii) Any amendment, consent or waiver from any Person necessary to fully give binding effect to this Agreement, including but not limited to consents to the assignment of contracts and leases, duly executed by Seller and such Persons (the "Consents") (each party hereto acknowledges that this condition is for the benefit of both Buyer and Seller;

         (iii) A Bill of Sale duly executed by Seller; (iv) Such certificates, documents of title and other instruments of conveyance and transfer, if any, as shall be effective to vest in Buyer good and marketable title in and to the Assets free and clear of all encumbrances; and

         (v) An Officer's Certificate, duly executed by an officer of Seller.


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         (b) Documents. Seller shall have received each of the following items:

         (i) This Agreement, duly executed by Buyer;

         (ii) An Assumption Agreement duly executed by Buyer;

         (iii) An Officer's Certificate duly executed by an officer of Buyer;

         (iv) The Buyer's Common Stock, 2006 Series of Convertible Preferred Stock and Common Stock Purchase Warrants; and

         (v) A fairness opinion from Corporate Valuation Advisors, Inc. To the effect tht the consideration being paid is fair and adequate.

         (d) Employees. Seller and Buyer understand and agree that Seller shall terminate the employment of its employees, so that Buyer shall not be assuming any liability with respect thereto. Before or promptly upon the execution of this Agreement, Buyer may, at its option, offer employment to any of the terminated employees and shall have sole responsibility for the negotiation of employment agreements with such employees.

         (d) Approval. Seller shall have received the approval of both its board of directors and its shareholders authorizing the consummation of the transactions contemplated by this Agreement.

         (d) Material Adverse Effect. Prior to the Closing Date, neither party shall have experienced a Material Adverse Effect relating to (i) the Assets or
(ii) the ability of Seller or Buyer to perform their respective obligations under this Agreement.

         (e) Litigation. On the Closing Date, there shall be no lawsuits pending against either party hereto seeking to enjoin, prohibit, restrain or otherwise prevent the transaction contemplated by this Agreement.

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         (f) Other Documents. The provision and/or execution of such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets), as set forth below:

         5.1 Qualification. Seller represents that it is duly qualified to conduct business as it is currently being conducted and is in good standing as a foreign corporation in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification, except where failure to be so qualified would not have a Material Adverse Effect.

         5.2 Litigation. There are no outstanding orders, judgments, writs, injunctions. or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or affecting the Assets.

         5.3 Non-Contravention. Seller is not in breach of, default under, or in violation of any Applicable Law, decree or order that may cause a Material Adverse Effect relating to the Assets and Seller is not in breach of, default under, or in violation of any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its respective assets is subject that may cause a Material Adverse Effect on the Assets.


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         5.4 Title. Seller has good, complete, indefeasible and marketable title to, and ownership of, all of the Assets, free and clear of all liens, defects, claims, security interests and encumbrances.

         5.5 Taxes. Seller has filed all Tax Returns that are required to be filed and has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due or which have or may become due pursuant to said returns or pursuant to any assessment received by Seller.

         5.6 Subsidiaries. Seller has no subsidiaries, affiliates, partnerships nor any other commonly controlled or related entities.

         5.7 Intellectual Property. Seller owns, or possesses adequate rights to use, all intellectual property (including but not limited to any patents, patents pending, trademarks, and copyrights) necessary for the conduct of its business and neither Seller nor any of its officers have received any notice of conflict with, or infringement of, the asserted rights of others with respect to any such intellectual property, and neither Seller nor any of its officers knows of any reasonable basis therefor.

         5.8 Legal Compliance. To its knowledge, Seller: (i) is not in violation of any Applicable Law that would apply to it or to its business, the violation of which would cause a Material Adverse Effect on the Assets; (ii) is not in violation of any applicable environmental, securities or employee benefits law, which violation would cause a Material Adverse Effect on the Assets; and (iii) neither Seller nor, to the knowledge of Seller, any of Seller's agents, contractors or employees has been notified of any action, suit, proceeding or investigation which calls into question compliance by Seller.

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         5.9 Licenses. Simultaneously with the Closing, Seller shall have acquired good title or all necessary rights to all of the licenses, permits, approval and authorizations needed to transfer the Assets to Seller in compliance with all Applicable Laws.

         5.10 Undisclosed Liabilities. The Seller does not have any liabilities (whether known or unknown, whether absolute or contingent whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities that will be accrued for or reserved against in the December 31, 2006 balance sheet, and (b) contractual or statutory liabilities incurred in the ordinary course of business which are not required to be reflected on a balance sheet. There are no outstanding loans due or deferred compensation from Seller to any employee of Seller.

         5.11 Assets. The Assets are in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are used in Seller's business.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets) as set forth below:

         6.1 Qualification. Buyer represents that it is duly qualified to conduct business as it is currently being conducted and is in good standing as a foreign corporation in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification except where failure to be so qualified would not have a Material Adverse Effect.


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         6.2 Litigation. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or involving Buyer likely to have a Material Adverse Effect.

         6.3 Non-Contravention. Buyer is not in breach of, default under, or in violation of any Applicable Law, decree or order that may cause a Material Adverse Effect, and Buyer is not in breach of, default under, or in violation of any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its respective assets is subject that may cause a Material Adverse Effect.

         6.4 Taxes. Buyer has filed all Tax Returns that are required to be filed and has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due or which have or may become due pursuant to said returns or pursuant to any assessment received by Buyer.

         6.5 Legal Compliance. To its knowledge, (i) Buyer is not in violation of any Applicable Law that would apply to it or to its business, the violation of which would cause a Material Adverse Effect, (ii) Buyer is not in violation of any applicable environmental, securities or employee benefits law, which violation would cause a Material Adverse Effect, and (iii) neither Buyer nor, to the knowledge of Buyer, any of Buyer's agents, contractors or employees has been notified of any action, suit, proceeding or investigation which calls into question compliance by Buyer.

         6.6 Shares and Corporate Documents. All of the Buyer's securities to be issued hereunder have been duly authorized and when issued, the shares of Common Stock and the 2006 Series of Convertible Preferred Stock will be valid and legally issued shares, fully paid and nonassessable, free and clear of all liens or encumbrances, and not in violation of any preemptive or similar rights or any securities laws. Prior to the Effective Date, Buyer has delivered to Seller a true, correct, and complete copy of the current certificate of incorporation and bylaws of Buyer.

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         6.7 Undisclosed Liabilities. The Buyer does not have any liabilities
(whether known or unknown, whether absolute or contingent whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities that will be accrued for or reserved against in the December 31, 2006 balance sheet, and (b) contractual or statutory liabilities incurred in the ordinary course of business which are not required to be reflected on a balance sheet. Buyer's balance sheet and the related income statement were prepared in accordance with generally accepted accounting principals and fairly present the assets, liabilities, financial condition and results of operations of Buyer as of the date indicated and for the period referred to therein. Except as disclosed in writing to Buyer, there have been no events, changes or effects with respect to Buyer or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have had a Material Adverse Effect.

                                  ARTICLE VIII
                      MUTUAL REPRESENTATIONS AND WARRANTIES

         Each party hereto represents and warrants to the other party as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets) as set forth below:

         7.1  Organization; Good-Standing.

         (a) Seller is a corporation duly formed, validly organized and in good standing in the State of Delaware.

         (b) Buyer is a corporation duly formed, validly organized and in good standing, in the State of Nevada.

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         7.2 No Untrue Statements or Material Omissions. Each party hereto represents to the other party hereto, on its own respective behalf, that no statement in writing furnished by such party to the other party in connection with the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in any material respects.

         7.3 No Default. Each party hereto represents to the other party, on its own respective behalf, that neither the execution and delivery of this Agreement nor the performance by such party of its respective obligations hereunder will cause any such breach, default or violation or will require the consent or approval of any court or governmental authority, except as expressly contemplated by the terms of this Agreement.

         7.4 Power and Authority. Each party hereto represents to the other party, on its own respective behalf, that (i) it has full power and authority to enter into this Agreement any other related documents, to incur the obligations as contemplated hereby, and to carry out the provisions of this Agreement; and
(ii) it has taken all action necessary for the execution and delivery of this Agreement and each of the other related documents and for the performance of each of its obligations hereunder, and thereunder, as evidenced by corporate resolution(s) or other authorization.

         7.5 Enforceability. Upon execution and delivery by each of the parties hereto, this Agreement and any other related document shall be the legal, valid and binding obligations of each party and shall be enforceable against each party in accordance with their respective terms.


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                                  ARTICLE VIII
                            TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time prior to the Closing:

         (a) By written agreement of Buyer and Seller.

         (b) By Buyer, upon ten (10) days' prior written notice to Seller if (i) there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement, or (ii) if any of the conditions set forth in Section 4.2 have not been materially satisfied by the Closing, and either (i) or (ii) have not been waived in writing by Buyer or cured within such ten-day period; or (iii) if, in the opinion of the Buyer, information obtained by it during due diligence on Seller subsequent to this Agreement discloses any matter which Buyer believes warrants termination.

         (c) By Seller, upon ten (10) days' prior written notice to Buyer if (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement, or (ii) if any of the conditions set forth in Section 4.2 have not been materially satisfied by the Closing, and either (i) or (ii) have not been waived in writing by Seller or cured within such ten-day period, or (iii) if, in the opinion of the Seller, information obtained by it during due diligence on Buyer subsequent to this Agreement discloses any matter which Seller believes warrants termination.

         (d) By either party hereto if the transactions contemplated by this Agreement shall not have been consummated on or before 5:00 p.m prevailing Eastern time on February 16, 2007.

         (e) By either party hereto if the other makes an assignment for the benefit of creditors, commits an Act of Bankruptcy, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving, the other.


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                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Non-Waiver. No course of dealing between the parties or any failure or delay on the part of either party in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of either party under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

         9.2  Indemnification.

         (a) Seller. Seller hereby agrees to defend, indemnify and hold harmless Buyer against any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses directly related to or arising from (i) the breach of a representation or warranty by Seller herein or the documents delivered at Closing or (ii) any liabilities of Seller not assumed by Buyer at Closing.

         (b) Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller against any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses directly related to or arising from (i) the breach of a representation or warranty by Seller herein or the documents delivered at Closing or (ii) any of the Assumed Liabilities.

         (c) Procedure. The indemnified party shall promptly notify the indemnifying, party in writing of any claim, demand, action or proceeding for which indemnification will be sought under Sections 9.2(a) or 9.2(b), and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession related to

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such claim. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. If a firm written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the indemnified party, and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. In the event that Buyer or Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding, anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.


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

         9.3 Notices. All notices or communications under this Agreement shall be to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

         To Buyer:                  Global Resource Corporation
                                    Bloomfield Business Park
                                    408 Bloomfield Drive, Unit 3
                                    West Berlin, New Jersey 08091

         To Seller:                 Mobilestream Oil Corporation
                                    Bloomfield Business Park
                                    408 Bloomfield Drive, Units 1&2
                                    West Berlin, New Jersey 08091

         With a copy to:            Richard C. Fox, Esq.
                                    P.O. Box 1097
                                    Pecos, NM 97552

Notice shall be deemed given three days after deposit in the U.S. mail, postage prepaid, or one day after deposit with a nationally recognized overnight delivery service. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions.

         9.4 Binding Agreement; Survival. This Agreement shall inure to the benefit of, and be binding upon, Seller and Buyer, and their respective legatees, distributees, estates, executors, administrators, personal representatives, successors and assigns, and other legal representatives. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date.

         9.5 Entire Agreement; Integration Clause. This Agreement and the Exhibits hereto set forth the entire agreement and understanding of the parties hereto with respect to this transaction, and any prior agreements, including the Memorandum of Understanding of October 25, 2006, are hereby merged herein and terminated.


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

         9.6 Brokers' or Finders' Fees. No agent, broker, person, or firm acting on behalf of either party or any of their subsidiaries or under the authority of any of them is or will be entitled to any commission or broker's or finder's fee or financial advisory fee in connection with any of the transactions contemplated herein.

         9.7 No Oral Modification or Waivers. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

         9.8 Controlling Law; Venue. This Agreement and each of the other documents ancillary hereto shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of New Jersey (without regard to its conflicts of law principles). Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other ancillary documents shall be proper only in the state or federal courts of the State of New Jersey, and all parties to this Agreement and its ancillary documents hereby consent to such venue.

         9.9 Headings. The headings of this Agreement and each of the other documents ancillary hereto are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or such ancillary documents.

         9.10 Severability. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.


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



         9.11 Public Disclosure. Seller acknowledges that Buyer is a reporting company under the Securities Exchange Act of 1934 and must disclose this Agreement and the terms and conditions hereof. Accordingly, Seller authorizes Buyer to issue such press release and file such periodic report as may be required.

         9.12 Counterparts. This Agreement may be executed in as many counterpart copies as may be required. All counterparts shall collectively constitute a single agreement.

         9.14 Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

         9.15 Expenses. Each party shall be responsible for its own costs and expenses (including legal, financial advisory, investment banking and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         9.16 Tax Treatment. Buyer and Seller hereby agree and covenant that they shall not (before or after the Closing Date and individually or collectively) take any action and shall not (before or after the Closing) fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a)(l)(D) of the Code.

         9.17 Dissolution. Buyer and Seller hereby agree that from and after the Closing Date, Seller will not engage in any new business, will promptly liquidate and dissolve as a corporation, and will distribute the Buyer's Common Stock, 2006 Series of Convertible Preferred Stock and its Common Stock Purchase Warrants to a liquidating trust for the benefit of Sellers' shareholders, pending compliance by Buyer with Securities and Exchange Commission rules and regulations pertaining to a distribution of such shares.


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

         In Witness Whereof, the undersigned have executed and delivered this Plan and Agreement of Reorganization as of the day and year first above written.


                                            GLOBAL RESOURCE CORPORATION


                                            By:
                                                --------------------------------

                                            MOBILESTREAM OIL CORPORATION


                                            By:
                                                --------------------------------

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